Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Full Year and Fourth Quarter 2020 Results

NEW YORK, NY, February 19, 2021 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company," or "our") (NYSE: MITT) today reported financial results for the year and quarter ending December 31, 2020. The Company is a hybrid mortgage REIT that opportunistically invests in a diversified risk-adjusted portfolio of Credit Investments and Agency RMBS. Our Credit Investments include Residential Investments and Commercial Investments.

Q4 2020 PERFORMANCE AND HIGHLIGHTS

•$1.16 of Net Income per diluted common share(1) for Q4 2020, as compared to $0.44 for Q3 2020
•$0.22 of Core Earnings per share(1) for Q4 2020
•$4.13 Book Value per share and $3.94 Adjusted Book Value per share as of December 31, 2020 as compared to $3.34 and $3.08 as of September 30, 2020, respectively(1)
◦Adjusted Book Value gives effect to the liquidation preference of our preferred stock which does not reflect underwriting discounts and offering expenses incurred at issuance
◦Increase from September 30, 2020 primarily due to mark-to-market gains on our Credit Investments and income generated at Arc Home
•Fourth Quarter Capital Activity
◦Reinstated common dividend by declaring $0.03 per share paid in January 2021
◦Declared and paid $14.9 million of accrued and unpaid preferred dividends during the quarter
◦Redeemed 1.3 million shares of preferred stock in exchange for 4.6 million shares of common stock and $8.0 million of cash in two separate privately negotiated exchange offers
◦Utilized ATM program to raise approximately $2.4 million in net proceeds through issuance of approximately 0.7 million shares of common stock
•Transactions Subsequent to Quarter End
◦Sold two commercial real estate loans in February for total proceeds of $74.5 million, releasing unfunded commitments of approximately $28.8 million as of December 31, 2020
◦Purchased $322.8 million of 2.0% and 2.5% fixed rate agency whole pools
◦Purchased or entered into agreements to purchase $73.4 million of Non-QM Loans, $27.8 million of which were sourced from Arc Home

MANAGEMENT REMARKS

"I am pleased with our performance during the fourth quarter of 2020 as we continued to execute on our goals of increasing book value while also maintaining strong liquidity," said David Roberts, Chief Executive Officer. "During the quarter, adjusted book value increased by 28% benefiting from continued asset value recovery in our residential and CMBS portfolios, as well as strong performance from our mortgage origination affiliate Arc Home. Additionally, we are pleased that we have reinstated both the common and preferred dividends for our stockholders."

"We are excited to report that Arc Home finished 2020 with 136% year over year growth in origination volume delivering another strong quarter of performance for the Company," said T.J. Durkin, Chief Investment Officer. Mr. Durkin also noted, "We are encouraged by the sale of two commercial real estate investments subsequent to year end providing additional liquidity enabling us to reinvest capital into the residential sector."

PORTFOLIO UPDATE

Fourth Quarter Portfolio Update
•$1.4 billion Investment Portfolio and 1.5x Economic Leverage Ratio as of December 31, 2020, as compared to $1.1 billion and 0.9x, respectively, as of September 30, 2020(2),(3),(4)
◦Investment portfolio and leverage increase driven by Agency RMBS purchases during the fourth quarter
•$580.1 million of MTM recourse financing and $466.3 million of non-MTM non-recourse financing as of December 31, 2020, as compared to $242.8 million and $476.0 million, respectively, as of September 30, 2020(a)
◦At December 31, 2020, MITT had total liquidity of $54.2 million inclusive of $47.9 million of cash and $6.3 million of unencumbered agency fixed rate securities, as compared to total liquidity of $82.4 million as of September 30, 2020

January Portfolio Update
•As of January 31, 2021, we had an investment portfolio of approximately $1.6 billion, consisting of approximately 44% Agency RMBS, 44% Residential Investments, and 12% Commercial Investments
•As of January 31, 2021, our MTM recourse financing and Economic Leverage Ratio increased to approximately $0.9 billion and 2.2x,(4) respectively
•Book Value per share and Adjusted Book Value per share as of January 31, 2021 are estimated to be in the range of $4.35 to $4.45 and $4.15 to $4.25, respectively(1)

(a) As of December 31, 2020, total financing of $1.0 billion includes financing arrangements of $680.8 million, collateralized by various asset types in our investment portfolio; securitized debt of $355.2 million, collateralized by Residential Investments; and a secured loan from the Manager of $10.4 million. As of September 30, 2020, total financing of $718.8 million includes financing arrangements of $349.5 million, securitized debt of $359.0 million, and a secured loan from the Manager of $10.3 million.(3)

ARC HOME UPDATE

•MITT, alongside other Angelo Gordon funds, owns Arc Home,(7) a fully licensed mortgage originator. MITT indirectly owns approximately 44.6% of Arc Home
•Arc Home achieved 136% growth in origination volume in 2020
•Arc Home generated net income of $49.2 million in 2020 and $20.7 million in the fourth quarter
◦Resulted in net income of $10.4 million for MITT in the fourth quarter
•Angelo Gordon's investment in Arc Home generated $14.5 million of liquidity, of which $6.5 million was distributed to MITT
•The table below provides a summary of Arc Home's performance throughout 2020 compared to 2019:

	2019 FY	2020 Q1	2020 Q2	2020 Q3	2020 Q4	2020 FY
Origination Volume
Lock Dollars $B	2.2	0.9	1.4	1.6	1.4	5.3
Funding Dollars $B	1.6	0.4	0.9	1.3	1.2	3.8
Funding by Channel(a)
Retail/Direct	20.7%	37.2%	35.8%	32.5%	27.0%	32.0%
Wholesale	34.1%	34.7%	35.2%	34.3%	38.7%	35.9%
Correspondent	45.2%	28.1%	29.0%	33.2%	34.3%	32.0%
Funding By Product(a)
Conventional	62.7%	58.3%	84.8%	84.7%	78.6%	79.8%
Government	34.5%	22.8%	15.0%	14.7%	13.9%	15.4%
Non-Agency	2.8%	18.9%	0.2%	0.6%	7.5%	4.8%
Gain on Sale Margin	145bps	(8bps)	337bps	356bps	353bps	310bps
(a) Represents the weighted average based on quarterly funding dollars for 2019 and 2020

KEY STATISTICS

($ in millions)	December 31, 2020
Investment portfolio(2)	$1,395.6
Financing arrangements(3)	680.8
Total Economic Leverage(3)	629.7
Stockholders’ equity	409.7
GAAP Leverage Ratio	2.4x
Economic Leverage Ratio(4)	1.5x
Book value, per share(1)	$4.13
Adjusted book value, per share(1)	$3.94
Dividend, per share(1)	$0.03
Duration Gap(5)	0.58

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of December 31, 2020(2):

($ in millions)	Fair Value	Percent of Fair Value	Allocated Equity(6)	Percent of Equity
Agency RMBS(a)	$521.8	37.4%	$80.9	19.7%
Residential Investments(a)	691.5	49.5%	229.2	56.0%
Commercial Investments	182.3	13.1%	99.6	24.3%
Total	$1,395.6	100.0%	$409.7	100.0%
(a) As of December 31, 2020, the table above includes fair value of $0.4 million of Agency RMBS and $217.5 million of Residential Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet.

DIVIDEND

On November 6, 2020, the Company's board of directors declared all dividends in arrears for the second and third quarters and declared fourth quarter dividends in the amount of $1.54689 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock, $1.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock and $1.50 per share on its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock. The dividends were paid on December 17, 2020 to stockholders of record as of November 30, 2020.

On December 22, 2020, the Company’s board of directors declared a fourth quarter dividend of $0.03 per share of common stock that was paid on January 29, 2021 to stockholders of record as of December 31, 2020.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s fourth quarter earnings conference call on February 19, 2021 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or 1 (847) 585-4422 (international). Please enter code number 6358 711.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q4 2020 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available following on February 19, 2021 through March 21, 2021. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=376D6CAC-DED7-4DCE-BE44-8DC552937178&LangLocaleID=1033. The replay passcode is 50100331.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in a diversified risk-adjusted portfolio of Credit Investments and Agency RMBS. Its Credit Investments include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO, GORDON & CO.

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm currently manages approximately $43 billion as of December 31, 2020 with a primary focus on credit and real estate strategies. Angelo Gordon has over 550 employees, including more than 200 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of our Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; changes in our business and investment strategy; our ability to predict and control costs; changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in the yield curve; changes in prepayment rates on the loans we own or that underlie our investment securities; increased rates of default or delinquencies and/or decreased recovery rates on our assets; our ability to obtain and maintain financing arrangements on terms favorable to us or at all; changes in general economic conditions in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Agency RMBS, Residential Investments and Commercial Investments; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic; how COVID-19 may affect us, our operations and personnel; the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended.

Additional information concerning these and other risk factors are contained in our filings with the Securities and Exchange Commission ("SEC"), including our most recent Annual Report on Form 10-K and subsequent filings, including our quarterly reports on Form 10-Q and our Current Reports on Form 8-K. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All information in this press release is as of February 19, 2021. We undertake no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	December 31, 2020	December 31, 2019
Assets
Real estate securities, at fair value:
Agency - $460,949 and $2,234,921 pledged as collateral, respectively	$518,352	$2,315,439
Non-Agency - $28,653 and $682,828 pledged as collateral, respectively	38,406	717,470
CMBS - $42,669 and $413,922 pledged as collateral, respectively	56,788	416,923
Residential mortgage loans, at fair value - $46,571 and $171,224 pledged as collateral, respectively	435,441	417,785
Commercial loans, at fair value - $0 and $4,674 pledged as collateral, respectively	111,549	158,686
Commercial loans held for sale, at fair value	13,959	—
Investments in debt and equity of affiliates	150,667	156,311
Excess mortgage servicing rights, at fair value	3,158	17,775
Cash and cash equivalents	47,926	81,692
Restricted cash	14,392	43,677
Other assets	9,407	21,905
Assets held for sale - Single-family rental properties, net	—	154
Total Assets	$1,400,045	$4,347,817

Liabilities
Financing arrangements	$564,047	$3,233,468
Securitized debt, at fair value	355,159	224,348
Dividend payable	1,243	14,734
Payable on unsettled trades	51,136	—
Other liabilities	18,755	24,675
Liabilities held for sale - Single-family rental properties, net	—	1,546
Total Liabilities	990,340	3,498,771
Commitments and Contingencies
Stockholders' Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 1,817 and 2,070 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively ($45,413 and $51,750 aggregate liquidation preference, respectively)	43,808	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,165 and 4,600 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively ($104,118 and $115,000 aggregate liquidation preference, respectively)	100,762	111,293
8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 3,883 and 4,600 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively ($97,079 and $115,000 aggregate liquidation preference, respectively)	93,908	111,243
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 41,434 and 32,742 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	414	327
Additional paid-in capital	688,871	662,183
Retained earnings/(deficit)	(518,058)	(85,921)
Total Stockholders' Equity	409,705	849,046

Total Liabilities & Stockholders' Equity	$1,400,045	$4,347,817

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020
Net Interest Income
Interest income	$11,171	$48,534	$74,525
Interest expense	4,004	23,097	36,945
Total Net Interest Income	7,167	25,437	37,580

Other Income/(Loss)
Net realized gain/(loss)	661	13,403	(256,522)
Net interest component of interest rate swaps	(179)	1,976	731
Unrealized gain/(loss) on real estate securities and loans, net	25,304	(17,812)	(159,466)
Unrealized gain/(loss) on derivative and other instruments, net	(8,550)	17,355	(10,347)
Foreign currency gain/(loss), net	45	(3,179)	1,528
Other income	2	342	6
Total Other Income/(Loss)	17,283	12,085	(424,070)

Expenses
Management fee to affiliate	1,656	2,734	7,181
Other operating expenses	3,260	4,988	14,513
Restructuring related expenses	251	—	10,200
Equity based compensation to affiliate	—	74	163
Excise tax	—	67	(815)
Servicing fees	539	416	2,224
Total Expenses	5,706	8,279	33,466

Income/(loss) before equity in earnings/(loss) from affiliates	18,744	29,243	(419,956)

Equity in earnings/(loss) from affiliates	21,942	6,929	(1,629)
Net Income/(Loss) from Continuing Operations	40,686	36,172	(421,585)
Net Income/(Loss) from Discontinued Operations	305	(1,132)	666
Net Income/(Loss)	40,991	35,040	(420,919)

Gain on Exchange Offers, net	10,035	—	10,574

Dividends on preferred stock (a)	(3,652)	(5,667)	(20,549)

Net Income/(Loss) Available to Common Stockholders	$47,374	$29,373	$(430,894)

Earnings/(Loss) Per Share - Basic
Continuing Operations	$1.15	$0.93	$(12.26)
Discontinued Operations	0.01	(0.03)	0.02
Total Earnings/(Loss) Per Share of Common Stock	$1.16	$0.90	$(12.24)

Earnings/(Loss) Per Share - Diluted
Continuing Operations	$1.15	$0.93	$(12.26)
Discontinued Operations	0.01	(0.03)	0.02
Total Earnings/(Loss) Per Share of Common Stock	$1.16	$0.90	$(12.24)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	40,683	32,742	35,191
Diluted	40,683	32,759	35,191
(a) The three months ended December 31, 2019 include cumulative and undeclared dividends of $0.4 million on the Company's 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock as of December 31, 2019.

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(Loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on real estate securities, loans, derivatives and other investments, inclusive of our investment in AG Arc LLC, (b) net realized gains/(losses) on the sale or termination of such instruments, and (c) any OTTI, (ii) any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) accrued deal related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at our taxable REIT subsidiaries, if any, (vi) beginning with the third quarter of 2019, concurrent with a change in our business, any foreign currency gains/(losses) relating to monetary assets and liabilities, (vii) beginning with the fourth quarter of 2019 and applied retrospectively, concurrent with a change in our business, income from discontinued operations, and (viii) any gains/(losses) associated with exchange transactions on our common and preferred stock. Items (i) through (viii) above include any amounts related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at the acquisition or disposition of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. Management excludes all deferred taxes because it believes deferred taxes are not representative of current operations. As defined, Core Earnings include the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income or any other investment activity that may earn or pay net interest or its economic equivalent.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended December 31, 2020, the three months ended December 31, 2019, and the year ending December 31, 2020 is set forth below (in thousands, except per share data):

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020
Net Income/(loss) available to common stockholders	$47,374	$29,373	$(430,894)
Add (Deduct):
Net realized (gain)/loss	(661)	(13,403)	256,522
Unrealized (gain)/loss on real estate securities and loans, net	(25,304)	17,812	159,466
Unrealized (gain)/loss on derivative and other instruments, net	8,550	(17,355)	10,347
Gains from Exchange Offers, net	(10,035)	—	(10,574)
Equity in (earnings)/loss from affiliates	(21,942)	(6,929)	1,629
Net interest income and expenses from equity method investments(a)	11,409	2,008	38,025
Foreign currency (gain)/loss, net	(45)	3,179	(1,528)
Net (income)/loss from discontinued operations	(305)	1,132	(666)
Transaction related expenses and deal related performance fees	61	907	(613)
Dollar roll income	—	153	322
Core Earnings	$9,102	$16,877	$22,036

Core Earnings, per Diluted Share	$0.22	$0.52	$0.63
(a) For the three months ended December 31, 2020, the three months ended December 31, 2019, and the year ended December 31, 2020, $(0.7) million or $(0.02) per share, $2.0 million or $0.06 per share, $(3.9 million) or $(0.11) per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives and deferred taxes recognized at AG Arc LLC were excluded from Core Earnings per diluted share.

Footnotes

(1)    Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including vested shares issued to our Manager and our independent directors under our equity incentive plans as of quarter-end. As of December 31, 2020, book value is calculated using stockholders’ equity less net proceeds of our 8.25% Series A Cumulative Redeemable Preferred Stock ($43.8 million), 8.00% Series B Cumulative Redeemable Preferred Stock ($100.8 million), and 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock ($93.9 million) as the numerator. As of December 31, 2020, adjusted book value is calculated using stockholders’ equity less the liquidation preference of our Series A Preferred Stock ($45.4 million), Series B Preferred Stock ($104.1 million), and Series C Preferred Stock ($97.1 million) as the numerator. Book value does not include any accrual of undeclared dividends on our Cumulative Redeemable Preferred Stock.
(2)    The investment portfolio at period end is calculated by summing the net carrying value of our Agency RMBS, Residential Investments, Commercial Investments, and where applicable, any long positions in TBAs, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, and Commercial Investments are held at fair value. Our Credit Investments refer to our Residential Investments and Commercial Investments. Refer to footnote 4 for more information on the GAAP accounting for certain items included in our investment portfolio. The percentage of fair value includes any net TBA positions and securities and mortgage loans owned through investments in affiliates and is exclusive of AG Arc LLC. As of December 31, 2020, the $1.4 billion Investment Portfolio includes $0.4 million of Agency RMBS and $217.5 million of Residential Investments recorded within “Investments in debt and equity of affiliates” on our consolidated balance sheet. As of September 30, 2020, the $1.1 billion Investment Portfolio includes $0.4 million of Agency RMBS and $217.2 million of Residential Investments recorded within “Investments in debt and equity of affiliates” on our consolidated balance sheet.
(3)    Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either “Financing arrangements” or “Securitized debt, at fair value.” Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. The related financing includes financing of $116.7 million and $124.0 million recorded within "Investments in debt and equity of affiliates" on the Company's consolidated balance sheet as of December 31, 2020 and September 30, 2020, respectively. This presentation excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition.
(4)    The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes recourse financing arrangements recorded within "Investments in debt and equity of affiliates" exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any fully non-recourse financing arrangements. Non-recourse financing arrangements include securitized debt of $355.2 million and $359.0 million as of December 31, 2020 and September 30, 2020, respectively, as well as financing on our Non-QM Loans of $111.1 million and $117.0 million as of December 31, 2020 and September 30, 2020, respectively. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(5)    The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC.
(6)    We allocate our equity by investment using the fair value of our investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). We allocate all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. Our equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.
(7)    We invest in Arc Home LLC through AG Arc LLC, one of our indirect subsidiaries. Our investment in AG Arc LLC is $45.3 million as of December 31, 2020, representing a 44.6% ownership interest.